Exhibit 3.1

CORESITE REALTY CORPORATION

FIRST AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

On November 14, 2021, the Board of Directors of CoreSite Realty Corporation, a Maryland corporation (the “Corporation”), at a duly convened meeting of the Board of Directors at which all of the directors were present, by the unanimous vote of all of the directors of the Corporation and in accordance with the Maryland General Corporation Law and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), approved and adopted the following amendment to the Bylaws to be effective immediately.

The Bylaws are hereby amended by adding the following as new Article XV after existing Article XIV:

ARTICLE XV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Section 1.         CERTAIN STATE LAW CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any claim brought by or in the right of the Corporation, (ii) any claim asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation or (iii) any claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (b) any other action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such court. This Section 1 of Article XV does not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 2.         SECURITIES ACT CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This Section 2 of Article XV does not apply to claims arising under the Exchange Act.